EXHIBIT 99.1

Salix Contact:                                Adam C. Derbyshire                                                                 G. Michael Freeman
             Executive Vice President                                                      Associate Vice President, Investor Relations
             and Chief Financial Officer                                                 and Corporate Communications
             919-862-1000                                                                                   919-862-1000

Progenics Contact:                Melissa Downs
Corporate Development
914-789-2800

FDA Assigns September 29, 2014 Prescription Drug User Fee Act Goal Date for RELISTOR® Subcutaneous

Injection sNDA for the Treatment of Opioid-induced Constipation in Patients with Chronic Non-cancer Pain

FDA Approval Will Expand Treatment of Opioid-induced Constipation to Include Patients Taking Opioids for Chronic Non-Cancer Pain

RALEIGH, NC and TARRYTOWN, NY, August 11, 2014 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) and Progenics Pharmaceuticals (NASDAQ:PGNX) today announced that the Food and Drug Administration (FDA or Agency) has informed Salix that the supplemental New Drug Application (sNDA) for RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, 20 mg/ml, for the treatment of opioid-induced constipation (OIC) in patients taking opioids for chronic non-cancer pain has been assigned a user fee goal date of September 29, 2014.

On July 10, 2014 the FDA Office of Drug Evaluation III responded to the Company's formal appeal filed in response to the Complete Response Letter (CRL) of July 27, 2012 to the supplemental NDA (sNDA) for RELISTOR.  The Agency's letter stated that, "Salix's request that FDA approve the supplemental NDA for RELISTOR subcutaneous injection for the treatment of opioid-induced constipation in patients with chronic non-cancer pain based on the submitted data is granted."   In regard to the RELISTOR sNDA the Agency directed Salix to work with and submit certain information to the Division of Gastroenterology and Inborn Errors Products (DGIEP).  On July 29, 2014 the FDA accepted Salix's resubmission.  On August 8, 2014 the FDA communicated to Salix that the Company's resubmission is a complete, class 1 response to the FDA's action letter and assigned the user fee goal date.

 "The approval and availability of RELISTOR for this expanded use will be an important and welcomed advancement for treating the underlying cause of OIC experienced by many patients taking opioids for chronic non-cancer pain," stated Bill Forbes, Executive Vice President, Medical, Research and Development and Chief Development Officer, Salix.  "Frequently, opioid analgesics are prescribed to manage pain in patients suffering from chronic conditions.  Unfortunately, the use of an opioid can result in debilitating constipation for a significant number of these patients.  RELISTOR is a peripherally acting mu-opioid receptor antagonist (PAMORA) designed to counteract the constipating effects of opioid pain medications without affecting their ability to relieve pain."
About Opioids, Constipation and RELISTOR (methylnaltrexone bromide)
Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness.  An estimated 27 million patients in the US are on opioids for chronic pain.  Constipation is one of the most common and distressing side effects in patients receiving chronic opioid therapy.  Approximately 40% of chronic pain patients, or nearly 11 million patients, on opioid therapy will experience OIC.  RELISTOR is the first approved medication that specifically targets the underlying cause of OIC.
RELISTOR is a Peripherally Acting Mu Opioid Receptor Antagonist (PAMORA) specifically designed to block the constipating effects of opioids in the gastrointestinal tract.  The unique molecular structure of RELISTOR restricts it from crossing the blood brain barrier and interfering with the analgesic effect of opioids.  In clinical trials, approximately 50% of patients experienced relief of OIC in as little as 4 hours.  RELISTOR is the only PAMORA currently approved by the FDA for the treatment of OIC in patients with advanced illness receiving palliative care when the response to laxatives has been insufficient.
RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient.  The use of RELISTOR beyond four months has not been studied in the advanced illness population.  The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia.  In the 28 member countries of the E.U., as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient.  In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement.  Applications in additional countries are pending.  RELISTOR is under license to Salix Pharmaceuticals, Inc. from Progenics Pharmaceuticals, Inc.
For more information about RELISTOR, please visit www.RELISTOR.com
Important Safety Information about RELISTOR
RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.
Cases of gastrointestinal (GI) perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, or colon). Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, or worsening abdominal symptoms.
If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.
Use of RELISTOR beyond four months has not been studied.
Safety and efficacy of RELISTOR have not been established in pediatric patients.
The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5%), flatulence (13.3%), nausea (11.5%), dizziness (7.3%), diarrhea (5.5%), and hyperhidrosis (6.7%).
RELISTOR full Prescribing Information for the U.S. is available at www.RELISTOR.com.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company's 500-member specialty sales force.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg,  MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, 100 g/7.5 g/2.691 g/1.015 g/5.9 g/4.7 g), OSMOPREP® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, UCERIS® (budesonide) extended release tablets, for oral use,  GIAZO® (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, GLUMETZA® (metformin hydrochloride extended-release tablets) 500 mg and 1000 mg, ZEGERID® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, ZEGERID® (omeprazole/sodium bicarbonate) Capsules, METOZOLV® ODT (metoclopramide hydrochloride), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ® (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®,  PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Oral Suspension, AZASAN® (azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg, CYCLOSET® (bromocriptine mesylate) tablets, FENOGLIDE® (fenofibrate) tablets. UCERIS (budesonide) rectal foam, RELISTOR®, LUMACAN™, RUCONEST®, RHB-106 and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP,  AZASAN, GLUMETZA and METOZOLV,  please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol "SLXP".

For more information, please visit our website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and website is not incorporated in our filings with the SEC.

About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.
Information on or accessed through our website is not included in the company's SEC filings.
Salix Disclosure Notice
As previously announced on July 8, 2014, Salix, Cosmo Pharmaceuticals S.p.A. and Irish domiciled Cosmo Technologies Limited entered into an Agreement and Plan of Merger and Reorganization, pursuant to which a subsidiary of Cosmo Technologies Limited will merge with and into Salix, with Salix as the surviving entity, and Salix will become an indirect, wholly-owned subsidiary of Cosmo Technologies Limited, which will change its name to Salix Pharmaceuticals, plc.
Please Note: The statements provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events.  Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained.  Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results.  Factors that could cause actual events or results to differ materially from those described herein include, among others: uncertainties as to the ability to successfully complete the proposed transaction in accordance with its terms and in accordance with the expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit or refuse to grant any approval required for the consummation of the proposed transaction; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements, and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix's marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; changes in tax laws or interpretations thereof; general economic and business conditions; and other factors.  Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof.  Salix does not undertake to update any of these statements in light of new information or future events, except as required by law.  The reader is referred to the documents that Salix files from time to time with the SEC.

Progenics Disclosure Notice
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others: market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.